Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-188916) pertaining to the Ply Gem Holdings, Inc. 2004 Stock Option Plan and the Ply Gem Holdings, Inc. Long-Term Incentive Plan of our report dated March 13, 2015, with respect to the consolidated financial statements and schedule of Ply Gem Holdings, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Ply Gem Holdings, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Raleigh, North Carolina
March 11, 2016